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EXHIBIT 99.2


AEGIS REALTY                                  BSMG WORLDWIDE
Brenda Abuaf                                  Rod Clayton - Media (310) 567-7044
Director of Shareholder Services              Joe Calabrese - General Info.
(800) 831-4826                                (212) 445-8434


             AEGIS REALTY, INC. ANNOUNCES DATE OF ANNUAL MEETING OF
           STOCKHOLDERS; TERMINATES AGREEMENT TO ACQUIRE 19 COMMUNITY
                   SHOPPING CENTERS & P.O'B. MONTGOMERY & CO.

NEW YORK, NY - AUGUST 7, 2001 - Aegis Realty Inc. ("Aegis" or the "Company") (AMEX:AER) today announced that the Board of Directors has set the date for Aegis' annual meeting, which will be held on Friday, October 5, 2001, at 10:00 a.m. at the American Stock Exchange, 86 Trinity Place, New York, New York.
The record date for the meeting is August 30, 2001

Additionally, Aegis today announced that it has agreed by mutual consent to terminate its acquisition agreement to acquire a portfolio of 19 community shopping centers and several retail development opportunities from Dallas, Texas-based P.O'B Montgomery & Company (and its investment partners) ("POB"), together with POB's on-going development business. The management internalization agreement, which was contingent upon the completion of the acquisition transaction, has also been terminated.

The acquisition transaction, originally announced on December 21, 2000, was valued at approximately $203 million and was subject to stockholder approval. Both parties have mutually agreed that the $3 million break-up fee provided for in the original acquisition agreement will not be paid by Aegis and that in lieu of the $3 million break-up fee, POB will instead receive a $350,000 termination fee.

Effective with the consummation of the termination agreement, neither Aegis nor POB has any further obligation to the other under the original acquisition agreement.

"Although we still believe that the original transaction with POB and the accompanying management internalization was in the best interest of stockholders, certain major stockholders expressed concerns about the transaction which both parties took into consideration when making the determination to terminate our acquisition agreement. Given the opposition to the transaction by the Company's largest stockholders and their intention to vote against the transaction which raised doubt as to whether the transaction would be approved, the management of both Aegis and POB have decided that the best course of action is to terminate all acquisition arrangements," commented Stuart J. Boesky, Chairman and Chief Executive Officer of Aegis.

In light of major stockholders' opposition to the acquisition transaction, the Board of Directors has instructed management to focus on pursuing the sale of the Company or its assets. In this regard, the Board has directed management to retain an investment advisor to assist in developing an appropriate marketing strategy. If acceptable values cannot be achieved, the Board of Directors will then pursue alternative transactions with the goal of maximizing stockholder value.

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Aegis Realty, a geographically diversified real estate investment trust, has property holdings in 15 states. The Company's current portfolio includes direct or indirect interests in 28 neighborhood shopping centers and two garden apartment complexes.

THE ENCLOSED MATERIALS CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND BELIEFS AND ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING
STATEMENTS: TRENDS AND UNCERTAINTIES IN THE GENERAL ECONOMIC CLIMATE; THE SUPPLY OF AND DEMAND FOR SHOPPING CENTER PROPERTIES; INTEREST RATE LEVELS; THE AVAILABILITY OF FINANCING AND OTHER RISKS ASSOCIATED WITH THE DEVELOPMENT AND ACQUISITION OF PROPERTIES. ADDITIONAL FACTORS THAT COULD CAUSE AEGIS' RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE 2000 ANNUAL REPORT ON FORM 10-K. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT ANY CHANGES IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.